Exhibit 99.3

                                           Contact:   Joanne Vitale
                                                      212-883-2536

CLARION COMMERCIAL HOLDINGS, INC.
AUTHORIZES STOCK REPURCHASE PROGRAM


NEW YORK, June 30, 1998 - Clarion Commercial Holdings, Inc. (NYSE: CLR) today announced that its Board of Directors has authorized the repurchase of up to 400,000 shares of the Company's Class A Common Stock. The purchases will be made from time to time in the open market or in privately negotiated transactions. The program will continue until the Company acquires the 400,000 shares or until June 30, 1999.

According to Daniel Heflin, President and CEO of Clarion Commercial Holdings, the Board's decision to initiate the repurchase program is in response to the strong relative value currently represented by the Company's stock. "In assessing investment alternatives, our first consideration is potential growth in shareholder value," said Mr. Heflin. "We believe that our common stock, at recent levels, represents an excellent buying opportunity for the Company."

Clarion Commercial Holdings raised $100 million in capital in an initial offering completed on June 2, 1998 and paid a $.14 dividend for the 29 day period ending June 30, 1998. To date, the Company has acquired approximately $240 million in commercial real estate-related assets and does not have any exposure to the single family mortgage sector, which recently has experienced prepayment-related volatility.

Clarion Commercial Holdings, Inc. is a specialty finance company that specializes in commercial real estate investments. The Company is managed by Clarion Capital, LLC, who together with its affiliates, manages more than $6 billion of real estate investments and has more than 350 employees in 20 offices nationwide.

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